Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of January 4, 2020 (the “Agreement Date”) to memorialize a verbal agreement (the “Verbal Agreement”) entered into on April 12, 2018, by and among (i) GreenBox POS, a Nevada corporation (“PubCo” and “Buyer”) and (ii) GreenBox POS LLC, a Washington limited liability company (“PrivCo” and “Seller”, and together with the Buyer, each a “Party”, and together the “Parties”).

Recitals

A.	PubCo was formed as ASAP Expo, Inc. on April 10, 2007.

B.	PrivCo was formed on August 10, 2017.

C.	As of the Agreement Date, the sole officers and sole directors of PubCo are Ben Errez and Fredi Nisan.

D.	As of the Agreement Date, the control person of PrivCo is Mr. Nisan.

E.

On March 23, 2018, the then controlling shareholder and then sole officer and sole director of PubCo, Frank Yuan, along with his wife, Vicky PMW Yuan, entered into a Purchase Agreement with PrivCo (the “SPA”).

F.

Pursuant to the SPA, the Yuans agreed to sell 144,445,000 restricted shares of PubCo’s common stock, par value $0.001 per share (the “Common Stock”), to PrivCo for a consideration of $500,000: $250,000 in cash, paid at closing, and $250,000 in restricted shares of Common Stock (the “Shares Due”) to be issued within 30 days of the close of the SPA.

G.

On or about March 29, 2018, Frank Yuan converted a portion of a Line of Credit that Frank Yuan had previously issued to PubCo, in exchange for 144,445,000 restricted shares of Common Stock, representing approximately 90% of PubCo’s issued and outstanding shares of Common Stock (the “Control Block”).

H.	Pursuant to the SPA, on April 12, 2018, Frank Yuan caused the Control Block to be transferred to PrivCo.

I.

On April 12, 2018, all business being conducted at that time by PubCo (the “ASAP Business”) was transferred from PubCo to ASAP Property Holdings Inc., a company owned and operated by Mr. Yuan (“Holdings”). In consideration for the ASAP Business, Holdings assumed all liabilities related to the ASAP Business. On April 12, 2018, following the SPA being entered into and the ASAP Business being transferred to Holdings, Messrs. Errez and Nisan were the sole acting officers and sole acting directors of PubCo. On May 3, 2018, Frank Yuan formally resigned, and Messrs. Errez and Nisan were formally appointed the sole officers and sole directors of PubCo.

J.	On April 12, 2018, the control person of PrivCo was Mr. Nisan.

K.

On April 12, 2018, pursuant to the Verbal Agreement, PubCo acquired PrivCo’s blockchain gateway and payment system business, point of sale system business, delivery business and kiosk business, and bank and merchant accounts, as well as all intellectual property related thereto (the “GreenBox Business”). As consideration for the GreenBox Business, on April 12, 2018, PubCo assumed PrivCo’s liabilities that had been incurred in the normal course of the GreenBox Business (collectively, the “GreenBox Acquisition”).

L.	For accounting and reporting purposes, PubCo deemed the GreenBox Acquisition a “Reverse Acquisition” with PrivCo designated the “accounting acquirer” and PubCo designated the “accounting acquiree.”

M.	On May 3, 2018, PubCo formally changed its name to GreenBox POS LLC, then subsequently changed its name to GreenBox POS on December 13, 2018.

N.	On or about June 8, 2018, PrivCo paid the Shares Due, by transferring 609,756 restricted shares of Common Stock from the Control Block to Frank Yuan’s designees, Frank Yuan and his son, Jerome Yuan.

O.

After April 12, 2018 and through the Agreement Date (the “In Between Period”), because there was ambiguity regarding the validity of the Verbal Agreement, PubCo filed required quarterly and annual reports with the Securities and Exchange Commission (the “Commission”) as if there had not been a Reverse Acquisition. During the In Between Period, PrivCo continued to operate as if it still owned the GreenBox Business, which included maintaining records of GreenBox Business financial transactions on PrivCo’s QuickBooks, and entering into contracts and agreements as PrivCo, while PubCo paid all expenses, including expenses related to PrivCo contracts entered into prior to April 12, 2018 and after April 12, 2018. During the In Between Period, PubCo paid all expenses incurred as a result of litigation resulting from disagreements between PrivCo and other parties. During the In Between Period, PubCo represented itself in press releases, as being the owner/operator of the GreenBox Business. Additionally, from April 12, 2018 through approximately December 31, 2018, PubCo and PrivCo shared control of PrivCo’s bank accounts, and on approximately January 1, 2019, PubCo assumed control of PrivCo’s bank accounts. By virtue of the payment of PrivCo’s litigation expenses by PubCo, by virtue of PubCo representing itself in press releases, as being the owner/operator of the GreenBox Business, and by virtue of the shared control of PrivCo’s bank accounts starting on April 12, 2018, it is the position of both PubCo and PrivCo that the Verbal Agreement was valid and the asset acquisition took place on April 12, 2018.

The following Recitals summarize these PrivCo expenses which PubCo agreed to pay on behalf of PrivCo.

P.

On or about January 10, 2018, PrivCo entered into a Subscription and Stock Purchase Agreement (“RB Cap SPA”) with RB Capital Partners (“RB Cap”), wherein PrivCo agreed to sell 4% of PrivCo to RB Cap, for $1,000,000, payable by RB Cap in four installments from January through April 2018. The final $250,000 payment was received April 13, 2018. PubCo and PrivCo hereby agree that, by virtue of the Verbal Agreement and this Agreement, PubCo is now a party to the RB Cap SPA and PrivCo is no longer a party to the RB Cap SPA. RB Cap and PrivCo subsequently disputed the terms of the RB Cap SPA. PubCo and PrivCo hereby agree that PubCo shall pay all litigation expenses that may result from this dispute or any other disputes with RB Cap and that PubCo shall not seek reimbursement of litigation expenses related to disputes with RB Cap that PubCo has paid on behalf of PrivCo to date.

Q.

On or about March 15, 2018, PrivCo issued a $300,000 convertible promissory note to RB Cap, with an interest rate of 12% per annum (“RB Cap 300K Note”). On or about June 8, 2018, PrivCo issued PubCo shares to a third party, which reduced the balance of the RB Cap 300K Note by $185,000, as described in Recital R. PubCo and PrivCo hereby agree that, by sole virtue of this Agreement, PubCo is now the borrower pursuant to the RB Cap 300K Note and that the principal balance assumed by PubCo is $115,000. PrivCo is no longer a party to the RB Cap 300K Note.

R.

On or about June 8, 2018, PrivCo transferred 440,476 restricted shares of Common Stock from the Control Block, with a market value of $185,000, to Mellissa M. Dahan Living Trust (“Dahan”), a purported designee of RB Cap. PrivCo recorded the cost of the shares – at market value – as a reduction of principal owed to RB Cap for the RB Cap 300K Note. RB Cap subsequently disputed that it had authorized the payments to Dahan. PubCo and PrivCo hereby agree that PubCo shall pay all litigation expenses that may result from this dispute or any other disputes with RB Cap and that PubCo shall not seek reimbursement of litigation expenses related to disputes with RB Cap that PubCo has paid on behalf of PrivCo to date.

S.

The following three share transactions summarized below, totaling 1,085,000 shares, were each inadvertently transferred from the Control Block rather than PubCo issuing new shares. Subsequently, on or about August 14, 2019, PubCo issued 1,085,000 shares to PrivCo, as reimbursement of the shares inadvertently transferred by PrivCo.

■

On or about December 27, 2018, PrivCo inadvertently transferred 1,000,000 restricted shares of Common Stock from the Control Block, with a market value of $150,000, which money was deposited into PrivCo’s bank accounts (control of which bank accounts, as described in Recital O to this Agreement, were shared by PubCo and PrivCo from April 12, 2018 through approximately December 31, 2018).

■

On or about January 4, 2019, PrivCo inadvertently transferred 50,000 restricted shares of Common Stock from the Control Block to a non-affiliated service provider to PubCo for services rendered to PubCo.

■

On or about January 4, 2019, PrivCo inadvertently transferred 35,000 restricted shares of Common Stock from the Control Block to a non-affiliated service provider to PubCo for services rendered to PubCo.

T.

On or about October 30, 2018, each of Messrs. Nisan and Errez, as individuals, entered into Master Loan Agreements for a total possible loan of $5.7 million with America 2030 Capital Limited (“American 2030”) and Bentley Rothschild Capital Limited (“Bentley”). Of the $5.7 million maximum, no money ($0.00) has been lent to date. Collectively, Messrs. Nisan and Errez caused PrivCo to transfer 1,600,000 restricted shares of Common Stock from the Control Block to America 2030 and Bentley as Transferred Collateral. PubCo and PrivCo hereby agree that PubCo shall pay all litigation expenses that may result from any dispute with America 2030 and Bentley and that PubCo shall not seek reimbursement of litigation expenses related to disputes with America 2030 and Bentley that PubCo has paid on behalf of PrivCo to date, as of the Agreement Date. Notwithstanding the payment of litigation expenses, each of Messrs. Nisan and Errez, as individuals, hereby agree that all amounts owed pursuant to the Master Loan Agreements are the sole responsibility of Messrs. Nisan and Errez, as individuals, and, other than litigation expenses, PubCo has no obligations with regard to the Master Loan Agreements.

U.

An Asset Purchase Agreement was executed on September 20, 2018 by PubCo and PrivCo (the “September 2018 APA”), however, the transactions agreed to in September 2018 APA were never consummated and PubCo and PrivCo hereby agree that the September 2018 APA is null and void.

V.

PubCo specifically acknowledges that PrivCo’s corporate records, records of financial transactions and financial statements were not recorded, maintained nor brought up to date in a manner that would present the data and records as audit ready. PubCo and PrivCo hereby agree that PubCo shall pay all expenses related to a PCAOB level audit of PrivCo’s corporate records, financial transactions and financial statements from PrivCo’s formation in August 2017 through the Agreement Date including, but not limited to, expenses related to ensuring PrivCo’s corporate records, financial transaction records and financial statements become audit ready. PubCo and PrivCo hereby agree that PubCo shall not seek reimbursement of expenses related to such PCAOB level audit of PrivCo that PubCo has paid on behalf of PrivCo to date. PubCo and PrivCo hereby acknowledge that financial transactions for the GreenBox Business after April 12, 2018 were entered into PrivCo’s QuickBooks, and not recorded on PubCo’s QuickBooks. PubCo agrees to transfer all applicable financial data from PrivCo’s QuickBooks to PubCo’s QuickBooks.

W.

PubCo specifically acknowledges that PrivCo’s corporate records, records of financial transactions and financial statements were not recorded, maintained nor brought up to date in a manner that would present the data and records as tax ready. PubCo and PrivCo hereby agree that PubCo shall pay all expenses related to PrivCo’s 2018 tax returns including, but not limited to, expenses related to ensuring PrivCo’s corporate records, financial transaction records and financial statements become tax ready. PubCo and PrivCo hereby agree that PubCo shall not seek reimbursement of expenses related to PrivCo’s 2018 tax returns that PubCo has paid on behalf of PrivCo to date

X.

During November and December 2019, PrivCo and PubCo jointly entered into three transactions related to receivables: a Purchase Agreement signed November 12, 2019, Secured Merchant Agreement signed December 5, 2019, and Agreement for the Purchase and Sale of Future Receivables (collectively, the “Receivables Purchase Agreements”). Under the terms of the Receivables Purchase Agreements, PrivCo and PubCo agreed to sell financial buyers $1,202,600 of future incoming cashflow from the GreenBox Business for $860,000, from which $47,035 in fees was deducted, providing PubCo with net cash of $817,965. Pursuant to the Receivables Purchase Agreements, the amount of $860,000 along with interest of $342,600 is to be repaid in daily or weekly installments through April 2020. PubCo and PrivCo hereby agree that PubCo shall assume all liabilities related to the Receivables Purchase Agreements. Both Messrs. Nisan and Errez, as individuals, signed personal guarantees for each of the Receivables Purchase Agreements. These personal guarantees remain as stated within the Receivables Purchase Agreements.

Y.

In accordance with the Verbal Agreement, each Party desires to memorialize the Verbal Agreement in which the Seller sold, conveyed, transferred, and assigned, and Buyer purchased the GreenBox Business, upon and subject to the terms herein.

In consideration of the foregoing and the representations, warranties, covenants and agreements in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, each Party hereby agrees as follows:

ARTICLE 1
PURCHASE OF GREENBOX BUSINESS AND RELATED TERMS

1.1      Sale and Purchase of GreenBox Business. Under and subject to the terms of this Agreement, the Seller hereby confirms that, pursuant to the Verbal Agreement, it sold, conveyed, transferred and assigned to Buyer, and Buyer hereby confirms that, pursuant to the Verbal Agreement, it purchased from the Seller, all of the Seller’s right, title and interest in and to the GreenBox Business. The GreenBox Business were not subject to and were transferred free from any lien, security interest, pledge, option, title retention agreement, charge, claim, liability, judgment, license, restriction, encumbrance, or rights of others of any nature whatsoever.

1.2      Assumed Liabilities. Buyer, pursuant to the Verbal Agreement, assumed on April 12, 2018 and is obligated and liable for the liabilities related to the GreenBox Business in the sum of $589,078. Seller did not and will not assume or be obligated or liable for any liabilities related to the GreenBox Business incurred subsequent to April 12, 2018.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to Buyer as follows:

2.1     Organization and Good Standing. As of April 12, 2018, and as of the Agreement Date, the Seller was and is a duly organized and validly existing corporation in good standing under the laws of the State of Washington. As of April 12, 2018 and as of the Agreement Date, the Seller was and is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the ownership or leasing of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing will not materially and adversely affect Buyer’s ability to consummate the transactions contemplated herein. The Seller, as of April 12, 2018, had full corporate power and authority to own and lease its properties and assets, including the GreenBox Business, and conduct its business. The Seller has delivered to Buyer a true, correct and complete copy of Seller’s Organizational Documents. The Seller is not in default under or in violation of any provision of its Organizational Documents.

2.2     Authority and Authorization; Conflicts.

(a)     Authority and Authorization. The execution, delivery and performance of the Verbal Agreement and this Agreement and each Ancillary Document of the Seller or any of its Affiliates have been duly authorized and approved by all necessary corporate or limited liability company (if and as applicable) action with respect to the Seller and each such Affiliate, and each such authorization and approval remains in full force and effect. The Verbal Agreement was and assuming due authorization, execution and delivery by Buyer and its applicable Affiliates of this Agreement, this Agreement is, and each Ancillary Document of the Seller or any of its Affiliates at the Closing will be, the legal, valid and binding obligation of the Seller and each such applicable Affiliate, enforceable against the Seller and each such applicable Affiliate in accordance with its terms, except to the extent enforceability may be limited by any Enforcement Limitation. The Seller and each such applicable Affiliate had, as of April 12, 2018, and has, as of the Agreement Date, all requisite corporate or limited liability company (if and as applicable) power and authority to enter into this Agreement and each Ancillary Document to be executed and delivered by the Seller or each such applicable Affiliate and to consummate the transactions contemplated herein and therein to be consummated by the Seller and each such applicable Affiliate. PubCo and PrivCo hereby acknowledge that since April 12, 2018, PubCo and PrivCo have been and are Affiliates.

(b)     Conflicts. Neither the Verbal Agreement nor the execution nor delivery by the Seller of this Agreement, the Seller or any Affiliate of the Seller of any Ancillary Document, nor consummation by the Seller or any Affiliate of the Seller of the transactions contemplated by such agreements and documents, did, does or will (with or without the passage of time or giving of notice): (1) constitute a breach of, violate, conflict with or give rise to or create any right or obligation under any Organizational Document of the Seller or any of its Affiliates; (2) violate any Applicable Law or Order; (3) constitute a breach or violation of or a default under, conflict with or give rise to or create any right of any Person other than the Seller to accelerate, increase, terminate, modify or cancel any right or obligation in a manner adverse to the GreenBox Business, or result in the creation of any Encumbrance under, any Contract to which the Seller is a party or by which any asset of the Seller is bound; (4) result in the creation of any lien on the GreenBox Business; or (5) give rise to any limitation, restriction or adverse effect on Buyer’s ability to conduct its business (including the Acquired  Assets) after the Closing (including the revocation or other termination of any Permit). PubCo and PrivCo hereby (i) acknowledge the inherent conflict of interest in the transactions contemplated hereby and (ii) waive any claims or rights it may have in respect of such conflict of interest.

2.3     Litigation and Orders. PubCo specifically acknowledges that, as described in Recitals R and T to this Agreement, there are claims or other Proceeding pending or, to the Seller’s Knowledge, Threatened against the Seller or to which the Seller is a party or that is reasonably expected to adversely affect the GreenBox Business. Such claims or other Proceedings may have a Material Adverse Effect on the GreenBox Business.

2.4     Compliance with Law. At all times since its incorporation the Seller has operated and utilized the GreenBox Business in compliance in all material respects with all Applicable Laws (including those relating to (1) maintaining Permits required of the Seller to utilize the GreenBox Business, (2) pollution or protection of the environment and (3) occupational health, welfare and safety). No notice has been received by the Seller since its incorporation from any Governmental Authority alleging that the Seller is not or was not in compliance in any material respect with any Applicable Law. On April 12, 2018, the Seller possessed and was in compliance in all material respects with each Permit necessary for the Seller to own, operate and use its assets and conduct its business and utilize the GreenBox Business.

2.5          Blockchain Systems.

(a)     Platform Description and Documentation. Schedule 2.6(a) lists all material Proprietary Information Technology Systems and other material Blockchain Systems that are being used to utilize by the Acquired Assets. “Proprietary Information Technology System” means a Blockchain System (or portion of Blockchain System) that the Seller (either directly or through or with any other Person) has developed, customized or enhanced or is in the process of developing, customizing or enhancing. “Blockchain System” means any of or combination of the software, hardware (whether general or special purpose), telecommunications capabilities (including voice, data or video networks) and other similar or related items of any automated, computerized or software system and any other network or system or related service that is used by or relied on by the Seller in utilizing the Acquired  Assets.

(b)     Protection. The Seller has taken all actions that a reasonably prudent Person in its business would take to protect against the existence of (1) any protective, encryption, security or lock-out device that reasonably could materially and adversely interrupt, discontinue, interfere with or otherwise affect its use of any of its Blockchain Systems and (2) any so-called computer virus, worm, trap or back door, Trojan horse or any other instruction, code, program, data or material (collectively, “Malicious Instructions”) that reasonably could materially and adversely interrupt, discontinue, interfere with or otherwise affect the operation or use by the Seller of any of its Blockchain Systems.

(c)     Reliability. No Blockchain System has experienced any bug, failure, breakdown, continued substandard performance, data loss, data integrity problem, hacking attempt, security breach or other Malicious Instruction in the past 12 months that has caused any substantial disruption or interruption in or to the use of any Blockchain System.

2.6     Title. As of April 12, 2018, Seller was the sole and exclusive owner of all right, title and interest in and to the GreenBox Business, and had good title to the GreenBox Business, free and clear of all liens, including obligations to transfer or license such GreenBox Business, and there exists no material restriction on the use or transfer or licensing of such GreenBox Business. To Seller’s knowledge, the GreenBox Business and intellectual property rights related thereto are valid and enforceable and Seller did not, as of April 12, 2018 and does not, as of the Agreement Date, have any obligation to compensate any person or entity for its use of the GreenBox Business. Seller has not granted to any person or entity any license (whether oral, written, implied or otherwise) to use the GreenBox Business. To Seller’s knowledge, none of the GreenBox Business has been or is subject to any interference, cancellation, reexamination, reissue, opposition, or any other proceeding challenging priority, scope, validity, or ownership anywhere in the world.

2.7     Contracts. Other than any Contracts between Buyer and Seller, there are no Contracts related to the GreenBox Business.

2.8      No Undisclosed Liabilities. The Seller has disclosed to Buyer all known liabilities in connection with the GreenBox Business.

2.9       Shareholder Approval. The Verbal Agreement, this Agreement and the sale of the GreenBox Business by Seller to Buyer was approved by the managing members of Seller.

2.10      Full Disclosure. To the Seller’s Knowledge, as applicable, the representations and warranties contained in this Article 2 do not contain any untrue statement of a material fact or omit a material fact necessary to make the statements and information in this Article 2 not misleading.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Seller as follows:

3.1     Organization and Good Standing. As of April 12, 2018, and as of the Agreement Date, the Buyer was and is a duly organized and validly existing corporation in good standing under the laws of Nevada. Buyer is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the ownership and leasing of its properties and assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing will not materially and adversely affect Buyer’s ability to consummate the transactions contemplated herein. Buyer has full corporate power and authority to own and lease its properties and assets and conduct its business as now conducted and as proposed to be conducted, except where the failure to have such power or authority will not materially and adversely affect Buyer’s ability to consummate the transactions contemplated herein.

3.2     Authority and Authorization; Conflicts; Consents.

(a)     Authority and Authorization. The execution, delivery and performance of the Verbal Agreement and this Agreement and each Ancillary Document of Buyer or any Affiliate of Buyer have been duly authorized and approved by all necessary corporate action with respect to Buyer and each such Affiliate, and each such authorization and approval remains in full force and effect. The Verbal Agreement was and assuming due authorization, execution and delivery by Seller and its applicable Affiliates of this Agreement, this Agreement is, and each Ancillary Document of the Buyer or any of its Affiliates at the Closing will be, the legal, valid and binding obligation of Buyer and each such applicable Affiliate, enforceable against Buyer and each such applicable Affiliate in accordance with its terms, except to the extent enforceability may be limited by any Enforcement Limitation. Buyer and each such applicable Affiliate had, as of April 12, 2018, and has, as of the Agreement Date, all requisite corporate power and authority to enter into this Agreement and each Ancillary Document to be executed and delivered by Buyer or such applicable Affiliate and to consummate the transactions contemplated herein and therein to be consummated by Buyer and each such applicable Affiliate.

(b)     Conflicts. Neither the Verbal Agreement nor the execution nor delivery by Buyer of this Agreement or by Buyer or any Affiliate of Buyer of any Ancillary Document nor consummation by Buyer or any Affiliate of Buyer of the transactions contemplated herein or therein does or will (with or without the passage of time or giving of notice): (1) constitute a breach of, violate, conflict with or give rise to or create any right or obligation under any Organizational Document of Buyer or any such Affiliate of Buyer; (2) violate any Applicable Law or Order; or (3) constitute a breach or violation of or a default under, conflict with or give rise to or create any right of any Person other than Buyer to accelerate, increase, terminate, modify or cancel any right or obligation under, any Contract to which Buyer is a party, except where such breach, violation, default, conflict or right described in clause (2) or (3) above will not materially and adversely affect Buyer’s ability to consummate the transactions contemplated herein. PubCo and PrivCo hereby (i) acknowledge the inherent conflict of interest in the transactions contemplated hereby and (ii) waive any claims or rights it may have in respect of such conflict of interest.

(c)     Consents. No consent or approval by, notification to or filing with any Person is required in connection with Buyer’s or any of its Affiliates’ execution, delivery or performance of this Agreement or any Ancillary Document of Buyer or of any of its Affiliates or Buyer’s or any of its Affiliates’ consummation of the transactions contemplated herein or therein, except for any consent, approval, notice or filing, the absence of which will not materially and adversely affect Buyer’s ability to consummate the transactions contemplated herein.

ARTICLE 4
CERTAIN COVENANTS

4.1     Certain Actions to Close Transactions. Subject to the terms of this Agreement, each Party will use its reasonable best efforts to fulfill, and to cause to be satisfied, the conditions in Article 5 (but with no obligation to waive any such condition) and to consummate and effect the transactions contemplated herein, including to cooperate with and assist each other in all reasonable respects in connection with the foregoing.

4.2     Further Assurances. If after Closing any further action is necessary, proper or desirable to carry out any purpose of this Agreement, then each Party will take such further action (including the execution and delivery of further documents) as any other Party reasonably requests to carry out such purpose (including that the Seller will, upon Buyer’s request, take all actions necessary to transfer the registration and control of all domain names to Buyer, including the transfer of all passwords and other means of access). PubCo and PrivCo hereby agree that the foregoing will be at the sole expense of PubCo.

4.3     Certain Tax and Unclaimed Property Matters.

(a)      Cooperation. Each Party will, and each Party will cause its applicable Affiliates to, cooperate in all reasonable respects with respect to Tax and unclaimed property matters and provide one another with such information as is reasonably requested to enable the requesting Party to complete and file all Tax Returns it may be required to file (or cause to be filed) with respect to the Business, to respond to Tax audits, inquiries or other Tax Proceedings and to otherwise satisfy Tax requirements. Such cooperation also will include promptly forwarding copies (to the extent related thereto) of (1) relevant Tax notices, forms or other communications received from or sent to any Governmental Authority (whether or not requested), and (2) reasonably requested copies of all relevant Tax Returns together with accompanying schedules and related workpapers, documents relating to rulings, audits or other Tax determinations by any Governmental Authority and records concerning the ownership and Tax basis of property.

4.5     Items to Proper Party. After the Closing, each Party will promptly deliver to the proper Party any mail or other communications, monies, checks or other instruments of payment received by such Party that belong to such other Party or to which such other Party is entitled.

4.6     Bulk Sales Laws. Without implying any limitation on any Party’s other obligations hereunder, each Party hereby waives compliance with each Applicable Law relating to bulk sales or bulk transfer applicable to the GreenBox Business or transaction contemplated hereby.

4.7    Commission and National Securities Exchange Requirements. Each Party will cooperate with each other in all reasonable respects to fulfill any applicable requirement of the Commission or any national securities exchange in connection with the transactions contemplated herein. Each of PubCo and PrivCo hereby acknowledge that some of the transactions described herein or contemplated herein required filings to be made with the Commission and such filings were made. Notwithstanding anything to the contrary, each Party permits each other Party to disclose any information regarding this Agreement or any of the transactions contemplated herein in connection with such other Party’s filing obligations with the Commission, including the filing of a copy of this Agreement, as determined to be necessary or appropriate by such disclosing Party’s counsel.

ARTICLE 5
CLOSINGS AND CLOSING DELIVERIES

5.1     Closing. To the extent any of the transactions contemplated herein, as determined by the mutual agreement of each Party did not already take place on April 12, 2018, the Closing of the transactions contemplated herein (the “Closing”) will take place as provided herein. All actions to be taken and all documents to be executed or delivered at the Closing will be deemed to have been taken, executed and delivered simultaneously, and no action will be deemed taken and no document will be deemed executed or delivered until all have been taken, delivered and executed, except in each case to the extent otherwise stated in this Agreement or any such other document. To the extent the Parties agree, documents may be delivered at the Closing by facsimile or other electronic means, and (except as otherwise agreed) the receiving Party may rely on the receipt of such documents so delivered as if the original had been received.

5.2     Closing Deliveries by the Seller. Except as otherwise provided below, at the Closing, the Seller will deliver, or cause to be delivered, to Buyer (or as Buyer or this Agreement otherwise directs), the following:

(a)     A Bill of Sale for the GreenBox Business in the form attached hereto as Exhibit 5.2(a) executed by the Seller;

(b)     an officer’s certificate of a duly authorized officer of the Seller, in a form approved in advance by Buyer (such approval not to be unreasonably withheld), and executed by such officer, certifying (1) that attached thereto is a true, correct and complete certified copy of the Organizational Documents of the Seller, as are then in full force and effect, (2) that attached thereto is a true, correct and complete copy of the resolutions of the Managing Members of the Seller authorizing the execution, delivery and performance of this Agreement and each Ancillary Document of the Seller and the transactions contemplated herein and therein, as are then in full force and effect (such certificate, the “Officer’s Certificate”), and (3) that the representations and warranties of Seller set forth in Article 2 remain accurate and complete;

(c)     a good standing certificate, from the Secretary of State of the State of Washington stating that the Seller is in good standing therein;

(d)     all other documents as Buyer may reasonably request to facilitate the consummation of the transactions contemplated herein; and

(e)     all other documents and items required by this Agreement to be delivered, or caused to be delivered, by the Seller at such Closing.

5.3     Closing Deliveries by Buyer. At Closing, Buyer will deliver, or cause to be delivered, to the Seller (or as the Seller or this Agreement otherwise directs), the following:

(a)    a Bill of Sale in the form attached hereto as Exhibit 5.2(a), executed by Buyer;

(b)     all other documents as the Seller may reasonably request to facilitate the consummation of the transactions contemplated herein; and

(c)     all other documents and items required by this Agreement to be delivered, or caused to be delivered, by Buyer at Closing.

ARTICLE 6
INDEMNIFICATION AND RESOLUTION OF CERTAIN DISPUTES

6.1     Indemnification by the Seller. Subject to litigation expenses described in Recitals R and T to this Agreement along with the other terms of this Article 6, the Seller will indemnify, defend and hold harmless Buyer and each of Buyer’s Other Indemnified Persons from and against all Losses arising out of, relating to or resulting from, directly or indirectly, any:

(a)     breach of any representation or warranty made by the Seller herein or in any Ancillary Document of the Seller;

(b)     breach of any covenant or agreement of the Seller herein or in any Ancillary Document of the Seller;

(c)     conduct, ownership, use, condition, possession or operation of the GreenBox Business before April 12, 2018;

(d)     failure of any Party, in connection with the transactions contemplated herein, to comply with any Applicable Law relating to bulk sales or bulk transfer or any Tax law, rule or regulation relating to the obligations of a seller or buyer of assets in bulk transfer; or

(e)     Proceeding arising out of, relating to or resulting from any of the foregoing.

The Seller’s indemnity obligation for breaches by the Seller of the representations and warranties made in this Agreement or any Ancillary Document of Seller, shall survive for a period of eighteen (18) months after the Closing, except that breaches by the Seller of representations and warranties relating to ownership of the GreenBox Business, due authority, and taxes relating to the GreenBox Business (collectively, “Special Representations”) shall survive until the expiration of the applicable statute of limitations.

6.2     Indemnification by Buyer. Subject to the other terms of this Article 6, Buyer will indemnify, defend and hold harmless the Seller and each of the Seller’s Other Indemnified Persons from and against all Losses arising out of, relating to or resulting from, directly or indirectly, any:

(a)     breach of any representation or warranty made by Buyer herein or in any Ancillary Document of Buyer;

(b)     breach of any covenant or agreement of Buyer herein or in any Ancillary Document of Buyer;

(c)     use of the GreenBox Business by Buyer for any periods after April 12, 2018; or

(d)     Proceeding arising out of, relating to or resulting from any of the foregoing.

6.3     Certain Survival Periods.

(a)     Survival of Representations and Warranties. Subject to Section 6.3(b), each representation or warranty herein will survive the execution and delivery of this Agreement and remain in full force and effect until the date that is eighteen (18) months after the Closing, at which time such representation or warranty will expire and terminate and no indemnification obligation will be associated therewith or based thereon, except that each Special Representation will survive until all Liability hereunder relating thereto is barred by all applicable statutes of limitation.

(b)     Survival of Representations and Warranties Until Final Determination. Notwithstanding Section 6.3(a), for each claim for indemnification hereunder regarding a representation or warranty that is made before expiration of such representation or warranty, such claim and associated right to indemnification (including any right to pursue such indemnification, including via any Proceeding) will not terminate before final determination and satisfaction of such claim.

(c)     Survival of Covenants and Agreements. Each covenant and agreement (i.e., other than representations and warranties) herein, and all associated rights to indemnification, will survive Closing and will continue in full force thereafter for a period of five years, subject to any applicable limitation stated herein.

6.4     Notice of Claims and Procedures.

(a)     Notice of Claims. A Party entitled to indemnification hereunder (the “Claiming Party”) will give the Party obligated to provide such indemnification (the “Indemnifying Party”) prompt notice of any claim, for which such Claiming Party proposes to demand indemnification, (1) by a Person that is not a Party nor an Other Indemnified Person (such a claim being a “Third-Party Claim” and such notice of such Third-Party Claim being the “Initial Claim Notice”) or (2) that does not involve a Third-Party Claim, in each case specifying the amount and nature of such claim (to the extent known). Thereafter, the Claiming Party will give the Indemnifying Party, promptly after the Claiming Party’s (or any of its applicable Other Indemnified Person’s) receipt or delivery thereof, copies of all documents (including court papers) received or delivered by the Claiming Party (or any such Other Indemnified Person) relating to any such Third-Party Claim. The failure to promptly give such notice or to promptly give such copies will not relieve the Indemnifying Party of any Liability hereunder, except if the Indemnifying Party was prejudiced thereby, but only to the extent that the Indemnifying Party demonstrates that it was prejudiced thereby.

(b)     Access and Cooperation. Each Party will, and will cause its Other Indemnified Persons to, cooperate and assist in all reasonable respects regarding such Third-Party Claim, including by promptly making available to such other Party (and its legal counsel and other professional advisers with a reasonable need to know) all books and records of such Person relating to such Third-Party Claim, subject to reasonable confidentiality precautions.

(c)     Defense and Participation Regarding Third-Party Claims. This Section 6.4(c) relates only to Third-Party Claims.

(1)     Election to Conduct Defense. Promptly after receiving an Initial Claim Notice under Section 6.4(a), the Indemnifying Party will have the option to conduct the Defense of such Third-Party Claim, at the expense of the Indemnifying Party, except if (A) the aggregate amount of the potential obligations of the Claiming Party (or its Other Indemnified Persons) regarding such Third-Party Claim exceeds the maximum obligations of the Indemnifying Party under this Agreement regarding such Third-Party Claim, (B) it is reasonably likely that such Third-Party Claim will adversely affect the Claiming Party (or any of its Other Indemnified Persons), other than as a result of money damages, or (C) the Indemnifying Party fails to provide the Claiming Party with evidence reasonably satisfactory to the Claiming Party that the Indemnifying Party has the financial resources to actively and diligently conduct the Defense of such Third-Party Claim and fulfill the Indemnifying Party’s indemnification obligations hereunder with respect thereto. To elect to conduct such Defense, the Indemnifying Party must give written notice of such election to the Claiming Party within 10 days (or within the shorter period, if any, during which a Defense must be commenced for the preservation of rights) after the Claiming Party gives the corresponding Initial Claim Notice to the Indemnifying Party (otherwise, such right to conduct such Defense will be deemed waived). If the Indemnifying Party validly makes such election, it will nonetheless lose such right to conduct such Defense if it fails to continue to actively and diligently conduct such Defense.

(2)     Conduct of Defense, Participation and Settlement. If the Indemnifying Party conducts the Defense of such Third-Party Claim, then (A) the Claiming Party may participate, at its own expense (except that the Indemnifying Party will be responsible for the fees and expenses of the Claiming Party’s counsel (but not more than one law firm per jurisdiction) if the Claiming Party reasonably concludes that counsel to the Indemnifying Party has a conflict of interest), in such Defense (including any Proceeding regarding such Third-Party Claim) and will have the right to receive copies of all notices, pleadings or other similar submissions regarding such Defense, (B) the Indemnifying Party will keep the Claiming Party reasonably informed of all matters material to such Defense and Third-Party Claim at all stages thereof, (C) the Claiming Party will not (and will cause its Other Indemnified Persons not to) admit Liability with respect to, or compromise or settle, such Third-Party Claim without the Indemnifying Party’s prior written consent (which consent will not be unreasonably withheld), (D) there will be no compromise or settlement of such Third-Party Claim without the consent of the Claiming Party (which consent will not be unreasonably withheld) and (E) the Indemnifying Party’s election to conduct the Defense of such Third-Party Claim will conclusively establish the Indemnifying Party’s obligation to indemnify the Claiming Party with respect to such Third-Party Claim hereunder.

(3)     Indemnifying Party Does Not Conduct Defense. If the Indemnifying Party does not have the option to conduct the Defense of such Third-Party Claim or does not validly elect such option or does not preserve such option (including by failing to commence such Defense within 10 days following receipt of such Initial Claim Notice or within the shorter period, if any, during which a Defense must be commenced for the preservation of rights), then the Claiming Party may conduct the Defense of such Third-Party Claim in any manner that the Claiming Party reasonably deems appropriate, at the expense of the Indemnifying Party (subject to the other limitations of this Article 6), and the Claiming Party will have the right to compromise or settle such Third-Party Claim without the consent of the Indemnifying Party.

ARTICLE 7
CERTAIN GENERAL TERMS AND OTHER AGREEMENTS

7.1     Notices. All notices or other communications required or permitted to be given hereunder will be in writing and will be (a) delivered by hand, (b) sent by United States registered or certified mail or (c) sent by nationally recognized overnight delivery service for next Business Day delivery, in each case as follows:

(1) if to Buyer, to: GreenBox POS 8880 Rio San Diego Dr, Suite 102 San Diego, CA 92108	with a copy to: Lucosky Brookman LLP 101 Wood Avenue South 5th Floor Iselin, New Jersey 08830 Attention: Joseph M Lucosky
(2) if to Seller, to: GreenBox POS LLC 8880 Rio San Diego Dr, Suite 102 San Diego, CA 92108

 Such notices or communications will be deemed given (A) if so delivered by hand, when so delivered, (B) if so sent by mail, three Business Days after mailing, or (C) if so sent by overnight delivery service, one Business Day after delivery to such service. A Party may change the address to which such notices and other communications are to be given by giving each other Party notice in the foregoing manner.

7.3     Interpretation; Construction. In this Agreement:

(a)     the table of contents and headings are for convenience of reference only and will not affect the meaning or interpretation of this Agreement;

(b)     the words “herein,” “hereunder,” “hereby” and similar words refer to this Agreement as a whole (and not to the particular sentence, paragraph or Section where they appear);

(c)     terms used in the plural include the singular, and vice versa, unless the context clearly requires otherwise;

(d)     unless expressly stated herein to the contrary, reference to any document means such document as amended or modified and as in effect from time to time in accordance with the terms thereof;

(e)     unless expressly stated herein to the contrary, reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and as in effect from time to time, including any rule or regulation promulgated thereunder;

(f)     the words “including,” “include” and variations thereof are deemed to be followed by the words “without limitation”;

(g)     “or” is used in the sense of “and/or”; “any” is used in the sense of “any or all”; and “with respect to” any item includes the concept “of,” “under” or “regarding” such item or any similar relationship regarding such item;

(h)     unless expressly stated herein to the contrary, reference to a document, including this Agreement, will be deemed to also refer to each annex, addendum, exhibit, schedule or other attachment thereto;

(i)     unless expressly stated herein to the contrary, reference to an Article, Section, Schedule or Exhibit is to an article, section, schedule or exhibit, respectively, of this Agreement;

(j)     all dollar amounts are expressed in United States dollars and will be paid in cash (unless expressly stated herein to the contrary) in United States currency;

(k)     when calculating a period of time, the day that is the initial reference day in calculating such period will be excluded and, if the last day of such period is not a Business Day, such period will end on the next day that is a Business Day;

(l)     with respect to all dates and time periods in or referred to in this Agreement, time is of the essence; and

(m)     the Parties participated jointly in the negotiation and drafting of this Agreement and the documents relating hereto, and each Party was (or had ample opportunity to be) represented by legal counsel in connection with this Agreement and such other documents and each Party and each Party’s counsel has reviewed and revised (or had ample opportunity to review and revise) this Agreement and such other documents; therefore, if an ambiguity or question of intent or interpretation arises, then this Agreement and such other documents will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the terms hereof or thereof.

7.4     Parties in Interest; No Third-Party Beneficiaries. There is no third-party beneficiary hereof and nothing in this Agreement (whether express or implied) will or is intended to confer any right or remedy under or by reason of this Agreement on any Person (including any employee), except each Party and their respective permitted successors and assigns.

7.5     Governing Law. This Agreement will be construed and enforced in accordance with the substantive laws of the State of Nevada without reference to principles of conflicts of law.

7.6     Jurisdiction, Venue and Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE STATE OF NEVADA, IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND TO THE RESPECTIVE COURT TO WHICH AN APPEAL OF THE DECISIONS OF ANY SUCH COURT MAY BE TAKEN, AND EACH PARTY AGREES NOT TO COMMENCE, OR COOPERATE IN OR ENCOURAGE THE COMMENCEMENT OF, ANY SUCH PROCEEDING, EXCEPT IN SUCH A COURT. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE THEREIN OF SUCH A PROCEEDING. EACH PARTY HEREBY AGREES THAT A FINAL JUDGMENT IN ANY SUCH PROCEEDING WILL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY JURISDICTION BY SUIT ON THE JUDGMENT OR BY ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL IN ANY SUCH PROCEEDING.

7.7     Entire Agreement; Amendment; Waiver. This Agreement, including the Schedules, Exhibits and the Ancillary Documents, constitutes the entire Agreement between the Parties pertaining to the subject matter herein and supersedes any prior representation, warranty, covenant or agreement of any Party regarding such subject matter. No supplement, modification or amendment hereof will be binding unless expressed as such and executed in writing by each Party (except as contemplated in Section 7.9). Except to the extent as may otherwise be stated herein, no waiver of any term hereof will be binding unless expressed as such in a document executed by the Party making such waiver. No waiver of any term hereof will be a waiver of any other term hereof, whether or not similar, nor will any such waiver be a continuing waiver beyond its stated terms. Except to the extent as may otherwise be stated herein, failure to enforce strict compliance with any term hereof will not be a waiver of, or estoppel with respect to, any existing or subsequent failure to comply.

7.8     Assignment; Binding Effect. Neither this Agreement nor any right or obligation hereunder will be assigned, delegated or otherwise transferred (by operation of law or otherwise) by any Party without the prior written consent of each other Party (which consent will not be unreasonably withheld), except that each Party will have the right to assign or otherwise transfer this Agreement or any right hereunder or delegate any obligation hereunder to (a) a Person that does all of the following: (1) acquires or otherwise succeeds to all or substantially all of such Party’s business and assets; (2) assumes all of such Party’s obligations hereunder or such Party’s obligations hereunder that arise after such assignment, delegation or transfer; and (3) agrees to perform or cause performance of all such assumed obligations when due; or (b) any of its Affiliates; provided that no such assignment, delegation or transfer under clause (a) or (b) above will relieve the assigning, delegating or transferring Party of any obligation hereunder. This Agreement will be binding on and inure to the benefit of the respective permitted successors and assigns of the Parties. Any purported assignment, delegation or other transfer not permitted by this Section 7.8 is void.

7.9     Severability; Blue-Pencil. The terms of this Agreement will, where possible, be interpreted and enforced so as to sustain their legality and enforceability, read as if they cover only the specific situation to which they are being applied and enforced to the fullest extent permissible under Applicable Law. If any term of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced, then all other terms of this Agreement will nevertheless remain in full force and effect, and such term automatically will be amended so that it is valid, legal and enforceable to the maximum extent permitted by Applicable Law, but as close to the Parties’ original intent as is permissible.

7.10     Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

7.11     Disclosure Schedules. Nothing in any Schedule will be adequate to disclose an exception to a representation or warranty in this Agreement, unless such Schedule identifies the specific representation or warranty to which it applies. Additionally, the mere listing (or inclusion of a copy) of an item is not adequate to disclose an exception or other response to a representation or warranty in this Agreement, except to the extent such representation or warranty only pertains to the existence of such item itself. Disclosure of any matter in and Schedule shall not constitute an expression of a view that such matter is material or is required to be disclosed pursuant to this Agreement. To the extent that any representation or warranty set forth in this Agreement is qualified by the materiality of the matter(s) to which the representation or warranty relates, the inclusion of any matter in any Schedule does not constitute a determination by the party delivering such disclosure that such matter is material.

ARTICLE 8
CERTAIN DEFINITIONS

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person. For purposes of this definition, “control,” “controlled by” and “under common control with,” as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” is defined in the first paragraph of this Agreement.

“Agreement Date” is defined in the first paragraph of this Agreement.

“Ancillary Document” means the Bill of Sale and the Officer’s Certificate.

“Applicable Law” means any applicable provision of any constitution, treaty, statute, law (including the common law), rule, regulation, ordinance, code or order enacted, adopted, issued or promulgated by any Governmental Authority.

“ASAP Business” is defined in Recital I.

“Bill of Sale” is defined in Section 5.2(a).

“Blockchain System” is defined in Section 2.7(a).

“Business Day” means any day, other than a Saturday or Sunday and other than a day that banks in the State of Nevada are generally authorized or required by Applicable Law to be closed.

“Buyer” is defined in the first paragraph of this Agreement.

“Claiming Party” is defined in Section 6.4(a).

“Closing” is defined in Section 5.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Stock” is defined in Recital F.

“Contract” means any contract, agreement, purchase order, warranty or guarantee, license, use agreement, lease (whether for real estate, a capital lease, an operating lease or other), instrument or note, in each case that creates a legally binding obligation, and in each case whether oral or written.

“Control Block” is defined in Recital G.

“Dahan” is defined in Recital R.

“Defense” means legal defense (which may include related counterclaims) reasonably conducted by reputable legal counsel of good standing selected with the written consent of the Claiming Party (which consent will not be unreasonably withheld).

“Encumbrance” means any mortgage, claim, pledge, security interest, charge, lien, option or other right to purchase, restriction or reservation or any other encumbrance whatsoever.

“Enforcement Limitation” means any applicable bankruptcy, reorganization, insolvency, moratorium or other similar Applicable Law affecting creditors’ rights generally and principles governing the availability of equitable remedies.

“Environmental Law” means any applicable federal, state or local law or other legal requirement relating to pollution or protection of the environment, including any law relating to any emission, discharge, release or possible release of any pollutant, contaminant, hazardous or toxic material, substance or waste into air, surface water, groundwater or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any pollutant, contaminant or hazardous or toxic material, substance or waste.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Governmental Authority” means any: (a) nation, state, county, city, district or other similar jurisdiction of any nature; (b) federal, state, local or foreign government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, commission, bureau, instrumentality, department, official, entity, court or tribunal); (d) multi-national organization or body; or (e) body or other Person entitled by Applicable Law (or by Contract with the Parties) to exercise any arbitrative, administrative, executive, judicial, legislative, police, regulatory or Taxing authority or power.

“GreenBox Acquisition” is defined in Recital K.

“GreenBox Business” is defined in Recital K.

“Holdings” is defined in Recital I.

“In Between Period” is defined in Recital O.

“Indemnifying Party” is defined in Section 6.4(a).

“Initial Claim Notice” is defined in Section 6.4(a).

“IRS” means the United States’ Internal Revenue Service.

“Knowledge” means, (a) with respect to an individual, the actual knowledge of such individual and what such individual should have known after a reasonable investigation; and (b) with respect to a Person other than an individual, the actual knowledge of any individual who is serving as a director or officer (or similar executive) of such Person and what any such individual should have known after a reasonable investigation.

“Liability” means any liability or obligation of any kind or nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due).

“Loss” means any claim, demand, loss, fine, interest, penalty, assessment, cost or expense (including reasonable attorneys’ fees or expenses), damage or any other Liability.

“Material Adverse Effect” means, with respect to any business or Person (as applicable), any incident, condition, change, effect or circumstance that, individually or when taken together with all such incidents, conditions, changes, effects or circumstances in the aggregate, (a) has had or would reasonably be expected to have a material adverse effect on such business or on the business, operations, condition (financial or otherwise), properties, Liabilities, results of operations or prospects of such Person and its Subsidiaries, or any of them taken individually (other than (1) changes in economic conditions generally in the United States or (2) conditions generally affecting any of the industries in which such business or such Person participates; provided that with respect to clauses (1) and (2), the changes or conditions do not have a materially disproportionate effect (relative to other participants in such industries)) or (b) materially and adversely affects the ability of the Seller to consummate the transactions contemplated herein.

“Officer’s Certificate” is defined in Section 5.2(b).

“Order” means any order, writ, injunction, decree, judgment, award or determination of or from, or Contract with, any Governmental Authority or similar binding decision of any arbitration (or similar Proceeding).

“Ordinary Course of Business” means, with respect to a Person, the ordinary and usual course of normal day-to-day operations of such Person, consistent with such Person’s past practice.

“Organizational Document” means, for any Person: (a) the articles or certificate of incorporation, formation or organization (as applicable) and the by-laws or similar governing document of such Person; (b) any limited liability company agreement, partnership agreement, operating agreement, stockholder agreement, voting agreement, voting trust agreement or similar document of or regarding such Person; (c) any other charter or similar document adopted or filed in connection with the incorporation, formation, organization or governance of such Person; (d) any Contract regarding the governance of such Person or the relations among any of its equity holders with respect to such Person; or (e) any amendment to any of the foregoing.

“Other Indemnified Person” means, for any Person, such Person’s Affiliates and each of such Person’s and each of such Affiliate’s stockholders, officers, directors, partners, members, governors, managers, and permitted successors and assigns.

“Party” means the Buyer and the Seller.

“Permit” means any license, permit, registration or similar authorization from a Governmental Authority.

“Permitted Encumbrance” means any: (a) Encumbrance for any Tax, assessment or other governmental charge that is not yet due and payable or that may thereafter be paid without penalty; or (b) mechanic’s, materialmen’s, landlord’s or similar Encumbrance arising or incurred in the Ordinary Course of Business of the applicable Person that secures any amount that is not overdue.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trustee or trust, joint venture, unincorporated organization or any other business entity or association or any Government Authority.

“PrivCo” is defined in the first paragraph of this Agreement.

“Proceeding” means any action, arbitration, audit, examination, claim, demand, grievance, complaint, hearing, inquiry, investigation, litigation, proceeding or suit (whether civil, criminal or administrative), in each case that is commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Proprietary Information Technology System” is defined in Section 2.7(a).

“PubCo” is defined in the first paragraph of this Agreement.

“RB Cap” is defined in Recital P.

“RB Cap 300K Note” is defined in Recital P.

“RB Cap SPA” is defined in Recital P.

“Receivables Purchase Agreements” is defined in Recital X.

“Records” means books, records, manuals or other materials or similar information (including customer records, personnel or payroll records, accounting or Tax records, purchase or sale records, price lists, correspondence, quality control records or research or development files).

“Seller” is defined in the first paragraph of this Agreement.

“September 2018 APA” is defined in Recital U.

“Shares Due” is defined in Recital F.

“SPA” is defined in Recital E.

“Special Representation” is defined in Section 6.1(f).

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or other interests, having by their terms ordinary voting power to elect a majority of the board of directors of such other Person (or others performing similar functions with respect to such other Person), is directly or indirectly owned or controlled by such first Person or by any one or more of such first Person’s Subsidiaries.

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, fine, penalty or similar addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax Liability of any other Person.

“Tax Return” means any return, declaration, report, filing, claim for refund or information return or statement relating to any Tax, including any schedule or attachment thereto and including any amendment thereof.

“Third-Party Claim” is defined in Section 6.4(a).

“Threatened” means, with respect to any matter, that a demand, notice or statement has been made or given, in writing, that such matter is being or will be, or that circumstances exist that would lead a reasonably prudent Person to conclude that such matter could be asserted, commenced, taken or otherwise pursued, including if conditioned upon certain events occurring or not occurring.

“Transfer Tax” means any sales, use, value-added, business, goods and services, transfer (including any stamp duty or other similar tax chargeable in respect of any instrument transferring property, including motor vehicles), documentary, conveyancing or similar tax or expense or any recording fee, in each case that is imposed as a result of any transaction contemplated herein, together with any penalty, interest and addition to any such item with respect to such item.

“Verbal Agreement” is defined in the first paragraph of this Agreement.

*     *     *     *     *

IN WITNESS WHEREOF, each Party has executed this Asset Purchase Agreement effective as of the date first written above.

SELLER: GREENBOX POS LLC By: Name: Fredi Nisan Title: Chief Executive Officer and Managing Member	BUYER: GREENBOX POS By: Name: Ben Errez Title: Executive Vice President

Asset Purchase Agreement

SCHEDULES

Schedule 2.6(a)     Blockchain Systems

EXHIBITS

Exhibit 5.2(a) – Form of Bill of Sale

Schedule 2.6(a)

Blockchain Systems

Description of assets acquired by PubCo:

1.	Provisional Patents
a.	Application Number: 62595266

Title: BLOCKCHAIN ESCROW FOR AUTOMATED TELLER MACHINE (ATM)

Description: The ability to instantly display cash deposited in ATM machines on a Blockchain secured ledger.

b.	Application Number: 62595312

Title: BLOCKCHAIN ESCROW PAYMENT APPLICATION

Description: The ability to exchange control of encrypted keys on Blockchain without any party having control of both keys at any point.

c.	Application Number: 62595439

Title: BLOCKCHAIN DELIVERY SERVICE WITH INSTANT PAYMENT APPLICATION

Description: The ability to make instant payments, including tipping and upsales, in a remote settlement scenario, while being connected to the point-of-sale system and real time inventory management.

d.	Application Number: 62595501

Title: BLOCKCHAIN POINT OF SALE SYSTEM WITH INSTANT PAYMENT APPLICATION

Description: The ability of a point of sale system to instantly record transactions on a Blockchain secured ledger, with real time inventory management, in such way that no installation or data maintenance is required and recovery from catastrophic events is done nearly instantly.

e.	Application Number: 62597032

Title: BLOCKCHAIN DATA TRUST WITH INSTANT REVOCATION CAPABILITY

Description: The ability to revoke access to personal data after the authorized use of it is completed, so that identity theft and compromising personal data are minimized.

2.	Products and Associated IP Rights
a.	KIOSK

Blockchain implementation of equipment capable of accepting cash and converting (tokenizing) it to an encrypted Blockchain secured ledger entry instantly. The Machine is also capable of accepting debit and credit card payments and producing payment cards for use in GreenBox ecosystem. GreenBox owns both software and hardware development of this product.

b.	DEL

Complete delivery system with dispatcher backend and mobile applications for driver and consumer, available for iOS and Android. GreenBox own all related software for this product.

c.	POS

Complete point-of-sale system with integrated Blockchain connectivity for inventory management, payment and record keeping on secured Blockchain ledger. This system requires no installation, backup or restore functionality and recovers from catastrophic events nearly instantly. This system is also available with customized hardware. GreenBox owns both software and hardware development of this product.

d.	PAY

GreenBox core product. This system is capable of managing any amount of tokenized assets, including cash and data, on a secured Blockchain ledger. All patented technology from GreenBox is connected to this product. PAY is a combination of a settlement and transactional subsystems, and includes TrustKey, TrustGateway and Ledger Manager technologies operating over Blockchain substrate. GreenBox owns both software and hardware development of this product.

3.	Website

All title and interest in and to the Website and Internet Domain Name, greenboxpos.com and all of its respective contents (the "Website"), and any other rights associated with the Website, including, without limitation, any intellectual property rights, all related domains, logos, customer lists and agreements, email lists, passwords, usernames and trade names; and all of the related social media accounts including but not limited to, Instagram, Twitter, Facebook, Instagram and Pinterest at closing and associated other rights.

4.	Services Agreements

All of Sellers current and future point of sale agreements, payment gateway agreements and services agreements, as well as contracts including, but not limited to Merchant, Payment Services, Payment Processing, Agent and Referral agreements and contracts.

5.	Locations
a.	Vancouver, British Columbia, Canada (virtual and physical offices).
b.	San Diego (headquarters, primary working office)
c.	Seattle (virtual office)
d.	Las Vegas (shared office space)

6.	Sky Financial & Intelligence LLC (“Sky”)

Any and all rights to the benefit of Sky assets that have been deployed and/or are currently engaged in support of the GreenBox Business, which includes, but is not limited to:

a.	Sky Book of Business: Sky’s entire book of business, capable of processing $1 billion annually;
b.	Sky Personnel: GreenBox’s acting Senior Vice President, who owns Sky;
c.	Sky Agent Network: Sky’s network of agents, which includes active agents, which now deliver new business for the GreenBox Business exclusively;
d.	Any and all additional rights agreed upon verbally by Sky and PrivCo regarding the use of Sky assets, as well a prospective acquisition of Sky and its subsidiary companies.

Exhibit 6.2(a)

FORM OF BILL OF SALE

THIS AGREEMENT is entered into this as of January 4, 2020 (the “Agreement Date”) to memorialize the Verbal Agreement entered into on April 12, 2018 by and between GREENBOX POS LLC, a Washington limited liability company (the “Seller”) and GREENBOX POS, a Nevada corporation (the “Buyer”).

Capitalized terms used but not otherwise defined herein shall have the meanings set forth in that certain Asset Purchase Agreement dated January 4, 2020 (the “Agreement”), by and between Seller and Buyer.

On April 12, 2018, the Seller agreed to sell to the Buyer, and the Buyer agreed to buy, as of April 12, 2018, all of the Seller’s right, title and interest in and to the property described on Schedule A (collectively, the “Property”);

In consideration of the representations, warranties, covenants and agreements in the Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, each Party hereby agrees as follows:

1.	As of April 12, 2018, the Seller sold, assigned, transferred and set over unto the Buyer all of the Seller’s right, title and interest in and to the Property.

2.

OTHER THAN AS EXPRESSLY PROVIDED IN THE AGREEMENT AND THE VERBAL AGREEMENT, THE BUYER ACKNOWLEDGES THAT THE PURCHASE OF THE PROPERTY IS ON AN “AS IS, WHERE IS” BASIS AND THAT SUCH PURCHASE IS WITHOUT ANY WARRANTY, CONDITION OR REPRESENTATION, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, BY THE SELLER AS TO TITLE, QUALITY, QUANTITY, FITNESS FOR ANY PARTICULAR PURPOSE OR MERCHANTABILITY OF THE PROPERTY.

3.

The Seller agrees to take any and all additional actions and to execute, acknowledge and deliver any and all documents that the Buyer may reasonably request in order to effect the intent and purposes of the transactions contemplated hereby.

4.	This Bill of Sale and everything contained herein shall enure to the benefit of and be binding upon the each of the parties hereto and their respective successors and assigns.

5.

This Bill of Sale shall be construed and enforceable under and in accordance with the laws of the State of Nevada and each of the Buyer and the Seller hereby irrevocably attorns to the jurisdiction of the Nevada courts.

[Signature Page Follows]

IN WITNESS WHEREOF the parties hereto have executed this Bill of Sale as of the date first above written.

GREENBOX POS LLC	GREENBOX POS
By:
Name: Fredi Nisan		Name: Ben Errez
Title: Chief Executive Officer and Managing Member		Title: Executive Vice President

[Signature Page to Bill of Sale]

SCHEDULE A

PROPERTY

The following lists the Property purchased and the value of each Property class on April 12, 2018:

At April 12, 2018
Cash and Cash Equivalents	752,393
Customer Accounts	83
Inventory	56,988
Security Deposits	3,990
Fixed Assets, net	17,697
Prepaid Expense	12,543
Assets Acquired	$843,694

Total Consideration – Liabilities Assumed	$589,078
Gain on Bargain Purchase	254,616
Total Consideration and Gain on Bargain Purchase	$843,694